Exhibit 10.3(14)
AMENDMENT NUMBER 2
TO THE
MGM MIRAGE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II
     WHEREAS, MGM MIRAGE sponsors and maintains the MGM MIRAGE Supplemental Executive Retirement Plan II (the “Plan”) and is a participating employer therein; and
     WHEREAS, Section 11.2 of the Plan provides that the Board of Directors (the “Board”) or the Committee appointed by the Board (the “Committee”) may, at any time and in its sole discretion, amend or modify the Plan in whole or in part with respect to any employer; and
     WHEREAS, pursuant to the terms of its employment agreements with certain officers, MGM MIRAGE has agreed under certain circumstances elaborated in the agreements to continue their participation in the Plan following termination of employment; and
     WHEREAS, the Committee finds it desirable and in the best interests of MGM MIRAGE to amend the Plan to specifically provide for continued participation in the Plan to the extent required by the terms of an employment agreement.
     NOW, THEREFORE, the Plan is hereby amended to add the following paragraph (g) to Section 3.1 of the Plan, effective as of October 9, 2007:
     (g) Notwithstanding anything herein to the contrary, the Annual Company Contribution Amount shall continue to be made, and the Participant shall continue to vest in his Account Balance pursuant to Section 3.2 of the Plan, to the extent required under any Participant’s employment agreement with the Employer(s), provided such employment agreement is dated prior to October 1, 2007.
     THIS AMENDMENT is hereby executed on behalf of MGM MIRAGE this 15th day of October, 2007.

/s/ Susan M. Walker	By:	/s/ Gary N. Jacobs

ATTEST	Its:	Executive Vice President
General Counsel and Secretary